Exhibit 10.7


                    THE COASTAL CORPORATION STOCK GRANT PLAN
                  (AMENDED AND RESTATED AS OF OCTOBER 9, 1997)


      1. Purpose. The Stock Grant Plan (the "Plan") is intended to provide incentives which will attract and retain highly qualified persons as members of the Board of Directors of The Coastal Corporation (the "Company") by providing them with opportunities to acquire common stock of the Company ("Common Stock") pursuant to grants ("Grants") described herein.

      2. Administration. The members of the Board of Directors of the Company who are employed by the Company ("Committee") shall supervise and administer the Plan. Any questions of interpretation of the Plan or of any Grants issued under it shall be determined by the Committee and such determination shall be final and binding upon all persons. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made, without notice or meeting of the Committee, by a writing signed by a majority of the Committee members.

      3. Eligibility of Participants. Eligible Participants shall include all members of the Board of Directors of the Company who are not employed by the Company or any of its subsidiaries.

      4. Grants. Grants will consist of Common Stock transferred to Participants as compensation for service rendered to the Company without other payment therefor. Each Participant shall be eligible to receive a single Grant under this Plan. The amount of such Grant, when made by the Committee, shall be one thousand shares of Common stock for an eligible Participant. Grants shall be made at such time as is determined by the Committee. Such Grants shall vest at a rate of one-third of the shares of Common Stock upon completion of each year of Service on the Board of Directors of the Company after the date of grant. Eligible Participants shall receive credit for prior service in that capacity for purposes of vesting hereunder. Vesting shall be in whole shares only and any shares which remain unvested due to vesting of whole shares shall vest at the end of the third year.

      Upon vesting, the Company shall deliver a certificate for vested shares to the Participant. Such shares shall be issued from treasury shares. The Participant shall have the right to vote and receive dividends with respect to vested and forfeitable shares. The Common Stock granted pursuant to this Plan shall be forfeitable until vested in the Participant.

      5. Adjustment Provisions. If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, or similar transactions), the number of shares covered by each outstanding Grant shall be adjusted so that the value of each Grant shall not be changed. Grants may also contain provisions for their continuation of for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation or similar occurrences.

      6. Nontransferability. Each Grant made under the Plan to a Participant shall not be transferable by him until vested pursuant to provisions of the Plan. In the event of the termination of service as a director or in the event of death of a Participant prior to the vesting of any portion of the Grant held by him hereunder, the portion of such Grant which was not vested shall be forfeited.

      7. Other Provisions. Any Grant under the Plan may also be subject to such other provision (whether or not applicable to the Grant to any other Participant) as the Committee determines appropriate, including without limitation, provisions of the forfeiture of and restrictions of the sale, resale or other disposition of shares acquired under any Grant, provisions giving the Company the right to repurchase shares acquired under any Grant, provisions to comply with Federal and state securities laws, or any understanding or conditions as to the Participant's service in addition to those specifically provided for under the Plan.

      8. Tenure. A Participant's right, if any, to continue to serve the Company and its subsidiaries as a member of the Board of Directors, officer, employee or otherwise, shall not be enlarged or otherwise affected by his designation as a Participant under the Plan.

      9. Duration, Amendment, and Termination. No Grant shall be granted more than 10 years after the effective date of this Plan; provided, however, that the terms and conditions applicable to any Grant made within such period may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a Participant, or under any future plan of the Company, Grants may be made to such Participant in substitution and exchange for, and in cancellation of, any Grants previously made to such Participant under this Plan, or any benefit previously or thereafter granted to him under any future plan of the Company. The Board of Directors of the Company may amended the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Grant or change the terms and conditions thereof without the Participant's consent.

      10. Effective Date. The effective date of the Plan is December 1, 1988. The effective date of the Amended and Restated Plan is October 9, 1997.

                                        2